Exhibit 10.94

USE AGREEMENT between CSC of Tacoma LLC, as Owner and Correctional Services Corporation, as Operator Dated as of June 30, 2003

-i-

-ii-

USE AGREEMENT

THIS AGREEMENT, was duly executed as of the 30th day of June, 2003, between CSC of Tacoma LLC (the “Owner”), a Delaware limited liability company, the sole member of which is Correctional Services Corporation (“Operator”), a Delaware corporation, and Operator.

WHEREAS, the Owner is proceeding with the construction of and will own the detention facility to be located in Tacoma, Washington (the “Detention Facility”) and designed to house up to 500 detainee aliens (expandable to 800) for the Bureau of Immigration and Customs Enforcement within the Department of Homeland Security (whose duties, powers, functions and responsibilities with respect to detainee aliens were formerly lodged in and exercised by the former United States Immigration and Naturalization Service) (the “INS”); and

WHEREAS, Owner is financing the design, construction and development of the Detention Facility with the proceeds of the loan being made to the Owner by Washington Economic Development Finance Authority (the “Issuer”), pursuant to the Loan Agreement dated as of June 1, 2003, between the Issuer and the Owner (the “Loan Agreement”) of the proceeds of the Issuer’s Taxable Economic Development Revenue Bonds (CSC of Tacoma LLC Detention Facility Project), Series 2003 (the “Bonds”) to be issued pursuant to that certain Indenture of Trust between the Issuer and U.S. Bank National Association, as Trustee, dated as of June 1, 2003 (the “Indenture”) in order to provide financing for, among other things, the construction by the Owner of the Detention Facility; and

WHEREAS, payment when due of scheduled principal and interest on the Bonds is insured by MBIA Insurance Corporation (the “Insurer”); and

WHEREAS, under the Loan Agreement Owner is obligated to repay the loan from the Issuer by paying to the Trustee, for deposit under the Indenture, Loan Repayments and Additional Payments, as those terms are defined in the Loan Agreement and is obligated to pay the Insurer any and all Reimbursement Obligations; and

               WHEREAS, the Operator has entered into Contract No. ACL-2-C-0004 (Requisition Purchase Reg. DET-99-251), dated as of July 26, 2002 as modified by Amendment/Modification No. A001 dated as of September 27, 2002, and Amendment/Modification No. A002 executed by the Operator on March 6, 2003, and by the INS on March 17, 2003 (the “INS Contract”) with the INS for the construction, operation and management of the Detention Facility to provide temporary housing, safekeeping, transportation and temporary guard services for INS detainees; and

WHEREAS, the Owner desires to construct the Detention Facility and allow Operator to utilize the Detention Facility in providing the services required under the INS Contract and any other Agency Contract; and

WHEREAS, this Agreement is intended to create a landlord-tenant relationship between the Owner as landlord and Operator as tenant under Washington law; and

WHEREAS, in consideration for the exclusive right to utilize the Detention Facility during the term hereof and to induce Owner to undertake the financing and construction of the Detention Facility, Operator will irrevocably pledge and assign all revenues derived from the Detention Facility to the Trustee for the benefit of the Owner; and

WHEREAS, Operator is in the business of managing detention and correctional facilities and desires to use and operate the Detention Facility and provide management services with respect thereto in providing the services required of it pursuant to the INS Contract and pursuant to any subsequence Agency Contract (as defined in the Indenture); and

WHEREAS, the Owner regards Operator’s expertise and experience to be critical to the successful operation of the Detention Facility in the manner contemplated by the INS Contract, and the Owner desires for Operator to utilize the Detention Facility in furtherance of the INS Contract; and

WHEREAS, the Operator shall have the ultimate responsibility for the operation and management of the Detention Facility, and shall be responsible for all interaction with INS and any other agency utilizing the Detention Facility in matters relating to performance under the INS Contract and any Agency Contract (collectively, the “Contract”).

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the mutual covenants contained herein,

IT IS AGREED AS FOLLOWS:

1. Common understandings.

              Operator and the Owner both acknowledge and agree to the following as of the date of this Agreement:

(a) This Agreement and the rights and obligations of the parties hereunder shall be subject to the terms, provisions and conditions of the Contract so long as the Contract is in effect. In the event of a conflict between the terms of the Contract and the terms hereof, the terms of the Contract will prevail.

(b) The Detention Facility will be operated by the Operator in accordance with the requirements of the Contract and all applicable permits, and Operator shall maintain in full force and effect any licenses, certifications or permits required for the operation of the Detention Facility in accordance with the INS Contract or any other Agency Contract requirements.

(c) The Operator shall have the authority and responsibility to make contracts and leases for the procurement of services, equipment and supplies necessary for operation of the Detention Facility, subject to any limitations set forth in the INS Contract or any other Agency Contract.

(d) Operator needs to have considerable discretion in the exercise of its responsibilities under this Agreement in order to operate and manage the Detention

Facility. Subject to the limitations expressly set forth in this Agreement or applicable by law, therefore, Operator shall be entitled to fulfill its obligations hereunder in the manner that it determines is appropriate or necessary within the policies established by INS and in a manner consistent with the INS Contract or by any subsequent governmental agency in a manner consistent with any Agency Contract.

              (e)            The Operator shall be solely responsible for the establishment of, and shall establish, policy and procedures for the Detention Facility in a manner consistent with the policies of INS or any other agency utilizing the Detention Facility and consistent with the terms of the INS Contract or any other Agency Contract.

(f) In consideration of Owner’s making the Detention Facility available to Operator pursuant to this Agreement, Operator shall pay Owner a user fee, in advance, on the first day of each month throughout the term of this Agreement (the “User Fee”) with such monthly installments commencing on the first day of the month immediately following the date on which the Trustee receives the first payment from the INS pursuant to the INS Contract and the Assignment of Claims and continuing on the first day of each month thereafter. For the initial period through September 30, 2005, the User Fee shall be in the amount of $6,483,560 per annum, payable in monthly installments of $540,296.67 each. On each October 1, commencing October 1, 2005, the User Fee shall be increased by an amount equal to two percent (2%) of the User Fee in effect for the prior year. The Operator shall promptly provide written notice to the Trustee of each adjustment in the amount of the User Fee. The User Fee shall be payable without deduction, demand or setoff. Interest at the lesser of eighteen percent (18%) per annum or the maximum rate permitted by law shall accrue on any amount of the User Fee which is not paid within ten days after the date due and shall be payable on demand. If any amount of the User Fee is not paid within ten (10) days after the date due, then Operator shall also pay Owner a late fee equal to five percent (5%) of the amount due, payable on demand.

(g) To secure the payment and performance of all of its obligations under this Agreement and in consideration of Owner’s construction of the Detention Facility and making it available to Operator under this Agreement, Operator hereby assigns, pledges as collateral and grants a security interest to the Owner and the Trustee in (1) any and all amounts now or hereafter due to Operator or its successors or assigns under the INS Contract and any and all amounts now or hereafter due pursuant to any extensions, modifications, renewals or substitutions for that contract, (2) any Agency Contract of other contract or agreement hereafter entered into by Operator for the housing of prisoners or detainees at the Detention Facility and any extensions, modifications, renewals or substitutions of such contracts or agreements, and (3) all amounts on deposit from time to time in the funds and accounts established under the Indenture (collectively, the “Collateral”). In the event of any default hereunder, Owner and Trustee shall have, in addition to any other rights permitted by law, all of the rights of a secured party under the Washington State Uniform Commercial Code to the extent applicable hereto. Operator authorizes Owner and Trustee to file any financing statements or further assurances as may be required in order to perfect the security interest granted under this section.

(h) Capitalized terms used herein without further definition shall have the meanings assigned to such terms in the Indenture.

2. Utilization; Management Services.

               Operator will utilize, manage and operate the Detention Facility subject to the terms of this Agreement and in a manner consistent with the INS Contract requirements or with the requirements of any Agency Contract. Operator shall at all times and at its sole cost and expense maintain, preserve and keep the Detention Facility in good repair, working order and condition. Operator shall provide or ensure the provision of the following services in connection with the Detention Facility and its operations:

(a)	Business administration, including budgeting, financial and other recordkeeping, audits, and regulatory compliance;

(b)	Acquisition of instructional materials, equipment, and supplies;

(c)	All maintenance (including cleaning services), repair, replacement and renewal of Detention Facility capital improvements, structures, furniture, fixtures, facilities and equipment, including, but not limited to, developing and implementing a preventive and routine maintenance plan and the keeping of adequate maintenance records;

(d)	Management of Detention Facility affairs, including implementation of policies affecting prisoner welfare and safety, and visitor relations;

(e)	Food service required by the INS Contract or any other Agency Contract;

(f)	Transportation services required by the INS Contract or any other Agency Contract;

(g)	Guard services required by the INS Contract or any other Agency Contract;

(h)	Staff training required by the INS Contract or any other Agency Contract;

(i)	Recreation and other program services required by the INS Contract or any other Agency Contract;

(j)	Other special prisoner services required by the INS Contract or any other Agency Contract;

(k)	Payment of all utilities, insurance, real estate and other taxes, and assessments on the Detention Facility and equipment and providing evidence to Owner of payment of same;

(1)	Conduct of grievance procedures and due process hearings required by law; and

(m)	Timely provide, with respect to the Operator, the information and the services required by Sections 5.5 and 5.6 of the Loan Agreement; and

(n)	All other services required in the INS Contract or any other Agency Contract.

3. Term.

The Owner shall make the Detention Facility available exclusively to Operator effective upon the date of completion of the Detention Facility in accordance with the terms of the Design and Development Agreement dated as of June 1, 2003, between Owner and Operator (the “Development Agreement”), and continuously thereafter for twenty (20) years after such date or until the earlier termination of this Agreement in accordance with the provisions of paragraph 20 hereof (that entire period being referred to herein as the “term”). The term of this Agreement shall be renewed for additional terms beyond the initial term if and to the extent that INS elects to renew and extend the INS Contract beyond the initial term or if the term of an Agency Contract is extended for additional periods of time, co-terminus with any such extension.

The Operator agrees, no later than the fourth (4th) anniversary of the date of completion of the Detention Facility in accordance with the terms of the Development Agreement, to use commercially reasonable efforts to request from the INS and pursue in good faith, renewal or extension of the INS Contract for an additional term beyond the initial term. No later than each anniversary of the commencement of the term of this Agreement, the Operator will submit a written strategy to the Insurer as to the means by which it will seek to obtain an extension of the INS Contract on terms no less favorable to Operator than the current INS Contract.

4. Personnel.

             Except as otherwise required by law, all personnel engaged to operate the Detention Facility shall be employed or otherwise contracted for by Operator. Such personnel shall include, without limitation, guards, guards’ aides, administrators, and facilities maintenance staff. Operator shall pay all personnel costs, including but not limited to compensation, employment taxes, worker’s compensation and employee benefits, for employees employed by Operator at the Detention Facility. Personnel employed by Operator at the Detention Facility who are issued firearms shall be trained in accordance with the standards of INS and/or other applicable agencies and must comply with applicable laws, rules, and regulations of INS, other applicable agencies and the State of Washington. Each employee shall be recruited and hired by the Operator in accordance with the requirements set forth in the INS Contract and any other Agency Contract and in accordance with all applicable federal and state law. Subject to any limitations imposed by the INS Contract or by applicable law, Operator shall make all decisions regarding hiring, compensation, termination of employment, assignments, and discipline of such personnel in its sole discretion. The Operator will make accommodations for, cooperate with and provide all assistance to INS personnel at the Detention Facility as shall be required by the INS Contract. The Owner and the Operator will accommodate and work with INS personnel at the Detention Facility in accordance with the INS Contract.

5. Approvals.

For purposes of any approvals required to be given by Owner, approval may be given from time to time by such person or persons as may be designated in a written instrument signed and dated by a Manager of the Owner and delivered to Operator. Each such designation shall remain in effect until it is expressly revoked in a written instrument signed and dated by a Manager of the Owner and delivered to Operator. Operator shall be entitled to rely on any such designation that Operator believes in good faith to meet the requirements of this Agreement. The person authorized to provide approvals on behalf of the Owner as of the date of this Agreement and until such time of change is a Manager.

6. Accreditation.

The Operator shall at all times operate the Detention Facility in accordance with all applicable federal, state and local laws, rules and regulations. Without limiting the foregoing, the Operator shall operate the Detention Facility in accordance with all requirements of the INS Contract, in compliance with State of Washington law, and the standards of the most recent edition of the American Correction Association (“ACA”), Standards for Adult Local Detention Facilities, and the most recent edition of the National Commission on Correctional Health Care (“NCCHC”), Standards for Health Services in Jails; it being understood, however, that, in accordance with the INS Contract, the United States Public Health Service shall be responsible for providing medical and healthcare services for INS detainees in the Detention Facility and that the Operator shall not have the right to control the delivery of medical or healthcare services for INS detainees at the Detention Facility or to ensure compliance by the Public Health Service with NCCHC Standards for Health Services in Jails, and that the Operator shall not be deemed to be in breach or default of this Agreement as a result of any failure on the part of the Public Health Service to comply with those standards at the Detention Facility. The Operator agrees to obtain ACA accreditation and NCCHC accreditation of the Detention Facility within the time frames set forth in the INS Contract; provided, however, that, in light of the fact that, in accordance with the INS Contract, the United States Public Health Service shall be responsible for providing medical and healthcare services for INS detainees in the Detention Facility and that the Operator shall not have the right to control the delivery of medical or healthcare services for INS detainees at the Detention Facility or to ensure compliance by the Public Health Service with NCCHC Standards for Health Services in Jails the Operator shall not be deemed to be in breach or default of this Agreement if it shall be unable to obtain NCCHC accreditation due to any failure on the part of the Public Health Service to comply with those standards at the Detention Facility.

7. Equipment and Supplies.

             The Owner shall provide to Operator and make available for Operator’s use in connection with the operation and management of the Detention Facility during the entire term of this Agreement all of the items of furniture, fixtures and equipment necessary for the operation of the Detention Facility set forth in the specifications attached to the Development Agreement. All furniture, fixtures and equipment set forth in those specifications and provided by the Owner to Operator and all furniture, equipment and fixtures subsequently purchased for the Detention Facility, whether purchased by the Owner or the Operator, shall be and remain the property of the Owner. The Operator shall be responsible, at its expense, to provide all replacements to the furniture, fixtures and equipment provides by the Owner hereunder and any supplies and additional or other equipment, furniture and fixtures necessary for the continued operation of the Detention Facility, except for equipment, furniture and fixtures provided by the INS, the U.S. Public Health Service or any other agency utilizing the Detention Facility.

8. Financial Matters; Payment of User Fee.

(a) Funds. The Operator hereby agrees that, for so long as any Bonds remain outstanding under the Indenture, any and all revenues, income and receipts of any nature in any form, derived by the Operator from the operation and management of the Detention Facility, including, without limitation, all amounts due or to become due from INS as a result of performance of the INS Contract (collectively, “Operating Revenues”) shall be paid to the Trustee to be deposited in the Revenue Fund established under the Indenture, as and when received consistent with the Assignment of Claims by and between Operator and Trustee, and shall be disbursed by the Trustee as provided in the Indenture.

The Indenture provides that, on a monthly basis, the User Fee shall be applied first to make all payments and deposits required under Paragraphs First through Eighth of Section 5.04 of the Indenture, and that except as provided in Section 5.04 of the Indenture after all required payments and deposits have been made thereunder, the remaining balance of the User Fee shall be disbursed by the Trustee to the Owner and all remaining Operating Revenues, if any, in excess of the monthly installments of the User Fee then due and payable, and any other amounts required to be funded by the Operator under the Indenture, shall be transferred by the Trustee to the Operator.

The parties hereto intend that the User Fee and all other amounts payable hereunder shall be net to the Owner. The Operator shall pay or cause to be paid, all liabilities, all required local, state and federal taxes including, without limitation, income, franchises, gross receipts, sales, use, documentary, stamp, excise and personal property taxes, real estate taxes, assessments, licenses, registration fees, freight and transportation charges and any other charges imposed or liabilities incurred with respect to the ownership, possession or use of the Detention Facility, payment of the User Fee or any other payments by the Operator hereunder, and any penalties, fines or interest imposed on the Operator hereunder, and any penalties, fines or interest imposed on any of the foregoing, during the term of this Agreement, and the Operator will pay all reasonable expenses incurred by the Owner or the Trustee in connection with all filings or recordings of any documents relating to this Agreement or the Owner’s or the Trustee’s rights hereunder. Notwithstanding the foregoing, pursuant to the Indenture the Trustee shall pay the costs of insurance and taxes coming due on the Detention Facility and the site thereof, and such payments shall be a credit against the obligation of the Operator to pay such amounts under this Agreement; provided, however, that the Operator shall be required to replenish the Insurance and Property Taxes Fund established under the Indenture in monthly installments as provided in the Indenture.

(b) The Operator shall be responsible for all costs of operation and maintenance of the Detention Facility. The Owner shall have no obligation, responsibility or liability for any operating costs associated with the Detention Facility.

(c) The Operator shall assist the Owner in preparing the annual operating budget for the Detention Facility required by the Loan Agreement.

9. Operating Reserve Fund.

In addition to and after payment of the User Fee from the Operating Revenues, the Operator also agrees to utilize Operating Revenues to fund, in 48 equal monthly installments of $12,500, deposits into the Operating Reserve Fund until the balance on hand in such Fund is equal to $600,000. Thereafter, if and to the extent that the balance in the Operating Reserve Fund shall ever be less than $600,000, the Operator shall use Operating Revenues next available after payment of the User Fee then due, to make additional monthly deposits into such Operating Reserve Fund until the balance on hand therein is at least equal to $600,000. Such deficiency shall be cured by substantially equal monthly deposits by the Operator over (a) a twelve (12) month period if such deficiency results from a withdrawal or (b) over a four month period if such deficiency results from calculation of the value of investments on deposit in the Operating Reserve Funds.

Pursuant to the provisions of the Indenture, the Operator shall have the ability to requisition amounts on deposit in the Operating Reserve Fund for the sole purpose of paying the actual costs of operation and maintenance of the Detention Facility to the extent that Operating Revenues available to the Operator for such purpose are insufficient, subject to the obligation to restore such amounts as set forth above.

10. Intellectual Property.

As between Operator and the Owner, all rights of any nature, including, without limitation, any copyrights and any trademark or service mark rights (together with any goodwill appurtenant thereto) (“Rights”) in and to the Detention Facility or administrative materials created by Operator, and all rights in and to materials created, adapted or modified by Operator for use in connection with the Detention Facility, shall be owned exclusively by Operator.

11. Insurance.

              The Operator will purchase and maintain, and cause its subcontractors to purchase and maintain throughout the term of this Agreement, all insurance coverages by insurers acceptable to Owner and the INS as required by the INS Contract and Section 6.6 of the Loan Agreement, including insuring the value of the Detention Facility at 100% replacement cost, general liability coverage, business interruption insurance, workers’ compensation coverage, civil rights liability coverage, vehicle liability coverage and all other coverages and forms of insurance customary with respect to similar detention facilities. For the purpose of assuring that funds are available for the purchase of such insurance, the Operator shall be responsible for funding the Insurance and Property Taxes Fund established under the Indenture to the extent required by and in accordance with the terms of the Indenture; and the amounts on deposit in such Fund may be used to purchase such insurance. To the extent that the amount on deposit in the Insurance and Property Taxes Fund is insufficient to purchase such insurance or if such Fund is not used to pay for such insurance, the Operator shall immediately pay the amount of such deficiency to the Trustee or, at the Operator’s expense, shall immediately procure such insurance directly; and the Operator, to the extent required under the Indenture, shall be responsible for replenishing the Insurance and Property Taxes Fund to the extent required under the terms of the Indenture.

The cost of such insurance will be paid by the Operator. Upon request of the Owner, Operator will provide evidence satisfactory to the Owner of such insurance, including without limitation, a certificate of insurance or a copy of such insurance policy. Each policy of insurance shall provide that it shall not be cancelled without at least 30 days prior written notice to Owner.

The Owner and the Trustee shall be named as an additional insured under all liability insurance policies purchased and maintained by the Operator, and the Trustee shall be named as an insured mortgagee and loss payee, as its interests may appear, on all property and casualty insurance policies consistent with the requirements of the Loan Agreement and the Deed of Trust.

12. Cooperation.

              The Owner agrees to cooperate with Operator at no cost to Owner in filing all forms, notification, reports and information in obtaining all consents, authorizations and approvals required or desirable in connection with this Agreement and in performing on behalf of the Owner the obligations required by sections 5.5, 5.6 and 8.5 of the Loan Agreement and Section 22 of this Agreement. The Owner agrees to act promptly in the event of an emergency or in the event that a major decision with respect to any aspect of the Detention Facility must be made immediately. The Owner also agrees to enter into agreements and grant contracts relating to the Detention Facility, either solely or in conjunction with Operator, when necessary because of the Owner’s property ownership or Owner status so long as such agreements and contracts are not inconsistent with the terms, conditions and covenants set forth in the INS Contract, the Indenture, any Agency Contract, the Loan Agreement or any other document securing the Bonds.

13. Records.

(a) Operator shall keep current, complete and accurate books, accounts and records in connection with the operation and management of the Detention Facility. The original records necessary for the operation and management of the Detention Facility shall be the property of the Owner, but shall be in the possession of Operator during the term of this Agreement. Operator, the Owner, the Insurer and the Trustee shall be entitled to inspect and make copies of such records at any time. All books, accounts and records shall be retained in accordance with Operator’s record retention policy, subject to the requirements set forth in the INS Contract.

(b) Within one hundred (100) days of the end of the Operator’s fiscal year, a copy of the audited financial statements of the Operator (with the supplemental information regarding the Project) and within forty-five (45) days after the close of each quarter of the Operator’s fiscal year, a copy of the unaudited financial statements of the Operator shall be sent to the Trustee and the Insurer.

(c) The Trustee and the Insurer shall have the right to receive such additional information as it may reasonably request, including without limitation copies of the Annual Budget.

(d) The Operator will permit the Trustee and the Insurer to discuss the affairs, finances and accounts of the Operator or any information the Trustee or the Insurer may reasonably request regarding the security for the Bonds with appropriate officers of the Operator, and will grant the Trustee and the Insurer access to the facilities, books and records of the Operator on any business day upon reasonable prior notice.

(e) The Operator shall promptly notify the Insurer of the occurrence of any event of default by the Operator under any of its bank loans or other credit facilities.

14. Confidentiality.

Operator shall maintain all confidential personnel and prisoner records in the manner required by law and shall obtain all necessary approvals and consents for access to such records. The Owner agrees to cooperate with and assist Operator in obtaining such approvals and consents.

15. Grievances.

Operator shall be responsible for conducting all grievance or complaint procedures and due process hearings to which prisoners, guards, or others may be entitled by law or pursuant to policies approved by INS.

16. Representations and Warranties of Operator.

               Operator represents and warrants that it is a Delaware corporation in good standing and that it has applied for and has obtained a certificate of authority to conduct activities in the State of Washington and that the undersigned has full corporate authority to execute this Agreement on behalf of Operator; and that the performance of the terms and conditions of this Agreement will not constitute a violation of the governing documents or other contracts or obligations of Operator.

17. Representations and Warranties of Owner.

               The Owner represents and warrants that it is a Delaware limited liability company; that the only member of the Owner is the Operator; that the performance of the terms and conditions of this Agreement will not constitute a violation of the certificate of formation, limited liability company agreement, governing documents or other contracts or obligations of the Owner.

18. Indemnification.

(a) Indemnification by Operator of the Owner. Operator shall defend in any action at law, indemnify and hold the Issuer, the members of Owner, the Owner and/or their attorneys, managers, directors, supervisors, officials, agents, advisors, and employees (the “Indemnified Parties”) harmless from and against:

(i) Claims arising from:

(A) A breach or default on the part of the Operator in the performance of this Agreement or the INS Contract;

(B) A claim or loss for services rendered by Operator, or by any person or firm performing or supplying services, materials or supplies in connection with the performance of this Agreement;

(C) A claim or loss to any person injured or property damaged from the acts or omissions of Operator, its officers, agents, or employees in the performance of this Agreement;

(D) A failure by Operator, its officers, directors, agents, or employees to observe the Constitution, laws, regulations, ordinances or orders of the United States, the INS, and the State of Washington or any applicable local laws, regulations or ordinances; and

(E) A claim or loss resulting from an act or omission of inmates proximately caused or permitted by Operator’s negligent management or operation of the Detention Facility.

(ii) Costs, reasonable attorney’s fees, expenses, and liabilities incurred in or about such claim, action, or proceeding brought thereon.

(iii) Any and all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including, without limitation, consultants fees, investigations and laboratory fees, reasonable attorney’s fees, expenses and remedial costs), suits, costs of any settlement or judgments and claims of any and every kind whatsoever which may now or in the future be paid, incurred or suffered by or asserted against the Indemnified Parties, INS or by any person or entity or governmental agency for and as a result of Operator’s actions, the presence on, or the escape, seepage, leakage, spillage, discharge, emission or release from the Detention Facility of any Hazardous Materials or Hazardous Materials Contamination or arise out of or result from the environmental condition of the Detention Facility or the applicability of any of any state or federal laws relating to Hazardous Materials (including, without limitation, CERCLA or any so-called federal, state or local “Superfund” or “Superlien” laws, statute, law ordinance, code, rule, regulation, order or decree) (collectively, “Hazardous Materials Laws”).

Said indemnification shall not be applicable to any claim, injury, death or damage to property arising out of any act or omission on the part of the Indemnified Parties or independent contractors (other than Operator) who are directly responsible to the Owner. Further said indemnification will not be applicable to any and all events, circumstances, or occurrences which occur at the Detention Facility after the expiration of this Agreement.

In case any action or proceeding is brought against the Indemnified Parties by reason of any above listed claim, Operator, upon notice, shall defend against such action. Notice under this section shall be given to Operator within thirty (30) days of receipt of same. Neither the Operator nor the Owner will enter into any settlement with respect to any claim without first obtaining approval of the other parties.

(b) Indemnification of Operator by the Owner. The Owner shall indemnify and hold Operator, its officers, directors, attorneys, advisors, agents and employees harmless for and against:

(i) A breach or default on the part of the Owner in the performance of this Agreement (unless caused by the Operator’s breach of any of its obligations);

(ii) A claim or loss to any person injured or property damaged from the acts or the omissions of the Owner, its officers, directors, agents, attorneys, advisors, or employees (other than Operator and its directors, officers, agents or employees) in the performance of this Agreement; and

(iii) A failure of the Owner, its officers, directors, attorneys, agents, advisors, or, employees to observe the laws of the United States and of the State of Washington.

19. Waiver of Jury Trial.

              TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE OPERATOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE RELATED DOCUMENTS AND INSTRUMENTS AND THE ACTIONS OR INACTIONS OF THE OWNER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

20. Events of Default and Remedies.

The following constitute “Events of Default” under this Agreement:

(a) failure by the Operator to pay to Trustee, as assignee of the Owner, when due the User Fee or any installment thereof or to pay any other payment required to be paid hereunder;

(b) failure by the Operator to maintain insurance on the Detention Facility in accordance with Section 11 hereof;

(c) failure by the Operator to observe and perform any other covenant, condition or agreement contained herein or in any other document or agreement executed in connection herewith on its part to be observed or performed for a period of thirty (30) days after written notice is given to the Operator specifying such failure and requesting that it be remedied; provided, however, that, if the failure stated in such notice cannot be corrected within such thirty (30) day period, Owner will not reasonably withhold its consent to an extension of such time if corrective action is instituted by the Operator within the applicable period and diligently pursued until the default is corrected;

(d) initiation by the Operator of a proceeding under any federal or state bankruptcy or insolvency law seeking relief under such laws concerning the indebtedness of the Operator;

(e) the Operator shall be or become insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Operator shall apply for or consent to the appointment of any receiver, trustee or similar officer for it, or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Operator; or the Operator shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Operator; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Operator;

(f) determination by Owner that any material representation or warranty made by the Operator or in any other document executed in connection herewith was untrue in any material respect when made; or

(g) the occurrence of a default under the INS Contract or any Agency Contract.

              Whenever any Event of Default shall have occurred and be continuing, Owner shall have the right, at its sole option without any further demand or notice, to take any one or any combination of the following remedial steps and such other steps which are accorded to the Owner, by applicable law:

(i) by notice to the Operator and the Trustee, terminate this Agreement and all right, title and interest of Operator hereunder;

(ii) at the direction of the Insurer and with the consent of INS, terminate this Agreement and provide for a successor Operator acceptable to the Insurer and the INS;

(iii) take possession of the Detention Facility, without any court order or other process of law and without liability for entering the premises, and lease, sublease or make other disposition of the Detention Facility for use over a term in a commercially reasonable manner, all for the account of the Owner;

(iv) proceed by appropriate court action to enforce specific performance by the Operator of the applicable covenants of this Agreement or to recover for the breach thereof, including the payment of all amounts due from the Operator. The Operator shall pay or repay to Trustee or the Owner all costs of such action or court action, including, without limitation, reasonable attorneys’ fees; and

(v) take whatever action at law or in equity may appear necessary or desirable to enforce its rights hereunder and with respect to the Detention Facility. The Operator shall pay or repay to Trustee or the Owner all costs of such action or court action, including, without limitation, reasonable attorneys’ fees.

No remedy herein conferred upon or reserved to the Owner is intended to be exclusive and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Owner to exercise any remedy reserved to it in this Section, it shall not be necessary to give any notice other than such notice as may be required by this Section. All remedies herein conferred upon or reserved to the Owner shall survive the termination of this Agreement.

If an Event of Default occurs hereunder, Owner may communicate with the INS and its representatives regarding the Event of Default, Operator, the operation of the Detention Facility or any other matter and may negotiate with the INS regarding the Detention Facility, the INS Contract and the use and operation of the Detention Facility; and none of those actions or any related actions or communications shall be deemed to constitute interference, intentional or otherwise, by Owner with the INS Contract or Operator’s relationship with the INS or be deemed to be disclosure of any information which arguably may be considered confidential. However, Owner shall not be under any obligation to take any of the foregoing actions.

               Owner and its agents and representatives may from time to time enter the Detention Facility to inspect and to assure that Operator is complying with its obligation under this Agreement. If Operator fails to satisfy any of its obligations hereunder, then, regardless of whether an Event of Default has occurred or has been declared, Owner, Trustee or Insurer may cure the failure; and Operator, on demand, shall reimburse Owner, Trustee or Insurer for any cost and expense incurred by Owner in curing the failure, together with interest at the rate set forth in Section l(f) of this Agreement.

21. Effect of Termination.

Subject to Section 20 hereof, in the event this Agreement is terminated by either party for any reason, Operator shall be under no further obligation to begin, continue or complete any undertakings or activities contemplated by this Agreement, subject, however, to the responsibility of Operator to provide continuous services under the INS Contract. The termination of this Agreement shall in no way affect or impair any right which has accrued to either party hereto prior to the date when such termination shall become effective. In order to facilitate an orderly transition, the parties agree that in the event of any such termination, the parties shall reasonably cooperate with each other to develop a mutually agreeable transition plan to assure minimal disruption in the Detention Facility and to cooperate in preparing for and addressing any termination proceedings.

22. Replacement Operator; Successor User.

In the event the Operator defaults under the INS Contract or if INS opts to continue to utilize the Detention Facility but replace the Operator, Owner will undertake its best efforts in good faith to find a substitute Operator acceptable to INS and agrees to allow the assignment of this Agreement to such substitute Operator or to enter into a substantially similar agreement with such substitute Operator for the continued operation and utilization of the Detention Facility in compliance with the terms of the INS Contract, if assumed by such substitute Operator, or any similar agreement with INS for the provision of services to INS similar to those to be provided under the INS Contract.

In the event the INS Contract expires and INS does not desire to utilize the Detention Facility, the Owner and Operator shall use their best efforts to market the use of the Detention Facility to other federal, state or local agencies and bodies in order to maximize the revenues derived therefrom.

In the event the INS Contract is renewed or replaced, the Operator hereby agrees to execute an assignment of claims in favor of the Trustee and take all necessary actions to effectively continue the assignment and pledge of all Revenues to the Trustee in the manner contemplated by this Agreement and the Indenture.

The Owner hereby agrees to require any successor or substitute operator of the Detention Facility, to assign and pledge to the Trustee all Revenues derived from the Detention Facility in the manner contemplated by this Agreement and the Indenture.

The Operator agrees that it will not utilize the existing Seattle INS facility except for any transition period with respect to the startup of the Detention Facility or in an overflow (over 100% occupancy at the Detention Facility) or emergency situation.

              The Operator agrees to give prompt written notice to the Insurer, the Owner and the Trustee if it receives any notice from INS that INS is exercising the termination for convenience provisions of the INS Contract.

23. Damage, Destruction or Loss of Property; Obligation to Rebuild; Use of Insurance Proceeds and
Condemnation Awards.

If prior to full payment of all Bonds and all Reimbursement Obligations (or provision for payment thereof having been made in accordance with the provisions of the Indenture), the site of the Detention Facility as described in the Deed of Trust (the “Project Site”) or the Detention Facility or any other property of the Owner located thereon (the “Property”), or any part or component of the Property, shall be damaged or destroyed, by whatever cause, or shall be taken by any public authority or entity in the exercise of or acquired under the threat of the exercise of its power of eminent domain, there shall be no abatement or reduction in the User Fee and other amounts payable under this Agreement, and the Operator will apply any insurance proceeds or condemnation awards resulting from claims for such losses or takings as provided in this Section. If prior to full payment of all Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture), the Property, or any part or component of the Property having a value of more than $50,000 shall be damaged, destroyed, or the Property or any part or component of the Property having a value of more than $50,000 shall be taken by eminent domain or the threat of exercise of eminent domain, the Operator shall promptly give, or cause to be given, written notice thereof to the Owner and the Trustee, shall continue to pay all amounts payable hereunder and shall proceed promptly to repair, rebuild, restore or replace the property damaged, destroyed or taken, with such changes, alterations and modifications (including the substitution and addition of other property) as may be directed by the Owner.

24. Amendment.

This Agreement may be amended only by a written instrument executed on behalf of both Operator and the Owner (with a copy to the Trustee) only with the prior written consent of the Insurer.

25. Force Majeure.

Notwithstanding any other provision of this Agreement, neither party hereto shall be liable, during the period of delay or inability to perform, for any delay in performance or inability to perform due to acts of God or the public enemy, war, riot, embargo, fire, explosion, sabotage, flood, accident; or without limiting the foregoing any circumstances of like or different character beyond its reasonable control; or labor trouble from whatever cause arising (other than the duty to pay User Fees, utilities, taxes, insurance premiums and other costs and expenses associated with the Detention Facility).

26. Relationship of the Parties.

              The relationship of Operator and the Owner hereunder shall be solely that of independent contractors and landlord and tenant and nothing herein shall be construed to create or imply any relationship of employment, agency or partnership or any relationship other than that of independent contractors and landlord and tenant. Operator and the Owner acknowledge and agree that each of them is engaged in a separate and independent business and neither shall state, represent or imply any control over the business of the other.

27. Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of State of Washington without giving effect to the principles of conflict of laws.

28. Entire Agreement.

This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof.

29. Notices.

              All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if: (i) delivered by hand, (ii) sent by overnight courier service, or (iii) sent by certified or registered mail, postage prepaid, return receipt requested, to the party to whom such notice is intended to be given at the addresses set forth herein. Any notice delivered in the manner provided above will be deemed given at the time of receipt. Until changed by notice in the manner provided above, the addresses of the parties are as follows:

To the Owner:	CSC of Tacoma LLC c/o AMACAR Group, LLC 6526 Morrison Blvd., Suite 318 Charlotte, NC 28211

and

CSC of Tacoma LLC c/o Correctional Services Corporation 1819 Main Street, Suite 1000 Sarasota, Florida 34236 Attention: James Slattery Telephone: (941) 953-9199 Facsimile: (941) 953-9198

To the Operator:	Correctional Services Corporation Suite 1000 1819 Main Street Sarasota, FL 34236 Attention: John R. Mentzer, III Telephone: (941) 953-9199 Facsimile: (941) 953-9198

To the Insurer:	MBIA Insurance Corporation 113 King Street Armonk, New York 10504 Attention: Surveillance Telephone: (914) 765-3533 Facsimile: (914) 765-3665

30. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one original.

31. Invalidity.

If any provision of this Agreement, including without limitation any grant of authority by the Owner to Operator, is held to be invalid, unlawful or unenforceable, such provision shall be revised or applied in a manner that renders it valid, lawful and enforceable to the fullest extent possible. In such event, the parties agree to use their best efforts to revise or apply such provision in accordance with the intent of this Agreement. The invalidity of any particular provision of this Agreement shall not affect any other provision hereof.

32. Assignment.

Except as provided below and the assignment to the Trustee as contemplated in the Indenture and in the Assignment of Claims referenced herein, Operator shall not assign, subcontract or sublicense any of its rights or obligations hereunder without the prior written consent of the Insurer; provided, however, that Operator may, without the consent of the Owner, assign or subcontract the performance of (but not responsibility for) any duties and obligations of Operator hereunder in a manner consistent with the INS Contract or any other Agency Contract as provided above. The Operator may, upon 60 days notice to, but without the consent of, the Owner, assign all of its rights and obligations hereunder to any entity with the prior written approval of INS and the Insurer. Except as provided in this Section, the rights created by this Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors, heirs and assigns of the respective parties hereto.

33. Waiver.

No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any other provision. No such waiver shall be binding unless it is in writing and no waiver will be held to continue unless otherwise expressly stated by the party waiving the provision. Waiver of a breach shall not constitute a waiver of any subsequent breach of that term or of any other term or provision.

34. Survival.

            The provisions contained in paragraphs 10 (Intellectual Property), 18 (Indemnification), 21 (Effect of Termination), and 22 (Replacement Operator; Successor User) shall survive the termination of this Agreement and remain in full force and effect.

35. Further Assurances.

In order to more fully assure each party of the benefit of contracting hereunder, each party agrees to deliver to the other party such confirmations of fact, records, certificates, instruments of assignment and other documents and things as may be reasonably requested by the other party to carry out the purposes of this Agreement.

36. Litigation.

(a) Prior Occurrence. The Operator shall remain solely responsible for any losses or costs resulting from litigation pending at the time this Agreement becomes effective or for lawsuits arising thereafter relating to events or conditions which occurred or existed prior to the effective date of this Agreement.

(b) Post Conviction Action. Owner shall not be responsible for defense of any post conviction action, including appeals and writs of habeas corpus filed by any inmate challenging the underlying judgment of conviction or the administration of the sentence imposed.

37. Third Party Rights.

INS, the Insurer and the Trustee are hereby specifically named as third party beneficiaries to this Agreement. The parties hereto expressly acknowledge that INS shall maintain a high level of control over the operations and management of the Detention Facility. To that end, (i) to the extent of any conflict between the terms of this Agreement and the terms of the INS Contract, the terms of the INS Contract will prevail; (ii) subject to the terms of this Agreement, the Owner may not terminate or replace the Operator without the prior written consent of INS; and (iii) no amendment to or modification of the terms of this Agreement shall be valid or effective unless and until approved by INS and the Trustee. The provisions of this Agreement are otherwise for the sole benefit of the parties hereto and shall not be construed as conferring any rights to any other person other than INS and the Trustee as specified herein.

38. Nonrecourse Obligation.

Notwithstanding anything to the contrary contained in this Agreement, but without in any manner releasing, impairing or otherwise affecting this Agreement or the INS Contract, the liability and obligation of the Operator for the payment of the User Fee shall be non-recourse to the Operator and upon the occurrence of an Event of Default under Section 20(a) of this Agreement, the liability of Operator for any and all such Events of Default shall be limited to and be satisfied solely out of User Fees then due and payable, any and all amounts due to Operator under the INS Contract, all Operating Revenues (as defined in this Agreement) available therefor and all other Collateral, as defined in Section l(g) above. Owner shall not have the right to allocate and demand payment for any User Fee not then due and payable at the time of the occurrence of the Event of Default.

              Notwithstanding the limitation contained in the first subsection of this Section 38, nothing contained in this Section 38 shall be deemed to prejudice the rights of Owner or Trustee to (i) proceed against any entity or person whatsoever, including Operator with respect to the enforcement of any leases, contracts, warranties, bonds, policies of insurance or other agreements, including compliance with any of the terms, covenants and conditions of this Agreement, including, but not limited to, Section 18 hereof, the INS Contract or the Assignment of Claims; and/or (ii) recover damages against Operator for fraud, failure to maintain insurance, misrepresentation or waste; and/or (iii) recover any payments made by INS under the INS Contract which were not paid to the Trustee under the Assignment of Claims; and/or (iv) recover any condemnation proceeds or insurance proceeds or other similar funds or payments attributable to the Detention Facility or the INS Contract, which may have been misapplied by Operator or which under the terms of this Agreement, the Deed of Trust or the Assignment of Claims should have been paid to Trustee; and/or (v) recover any revenue paid to or held by Operator in connection with the Detention Facility, and/or (vi) recover any costs, expenses or liabilities, including attorneys’ fees, incurred by Trustee and arising from any breach of any warranty or indemnity agreement given to Trustee (including, without limitation, the Environmental Indemnity Agreement); or any order, consent decree or settlement, in each instance, relating to the cleanup of hazardous substances, or any other environmental provision relating to the Detention Facility or any portion thereof. Operator shall be personally liable for Operator’s obligations arising in connection with the matters set forth in the foregoing clauses (i) to (vi) inclusive.

39. Disclaimer Regarding the Condition of the Property.

              OPERATOR HAS BEEN GIVEN THE OPPORTUNITY TO REVIEW PLANS, SPECIFICATIONS, AND CONSTRUCTION CONTRACTS WITH RESPECT TO THE DETENTION FACILITY, AND UPON COMPLETION OF CONSTRUCTION WILL BE GIVEN THE OPPORTUNITY TO INSPECT THE DETENTION FACILITY, AND IS AND WILL BE RELYING SOLELY ON ITS OWN REVIEW AND INSPECTION IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT. OPERATOR SHALL ASSUME THE RISK THAT ADVERSE MATTERS CONCERNING THE DETENTION FACILITY MAY NOT HAVE BEEN REVEALED BY OPERATOR’S REVIEW AND INSPECTION AS AFORESAID. OWNER HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS, OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED CONCERNING OR WITH RESPECT TO THE DETENTION FACILITY DESCRIBED HEREIN, INCLUDING COVENANTS, AGREEMENTS, OR GUARANTIES CONCERNING (A) THE NATURE, QUALITY OR CONDITION OF THE DETENTION FACILITY OR ANY OF THE FIXTURES OR EQUIPMENT THEREIN; (B) THE SUITABILITY OF THE DETENTION FACILITY OR ANY OF THE FIXTURES OR EQUIPMENT THEREIN FOR ANY USE OR PURPOSE; OR (C) THE MERCHANTABILITY OF THE DETENTION FACILITY OR ANY OF THE FIXTURES OR EQUIPMENT THEREIN. OPERATOR HEREBY ACCEPTS THE DETENTION FACILITY, “AS IS,” WITH ALL FAULTS AND DEFECTS OF ANY NATURE WHATSOEVER. OPERATOR SHALL NOT HAVE ANY RIGHT OF RECOURSE AGAINST OWNER ON ACCOUNT OF ANY LOSS, COST OR EXPENSE SUFFERED OR INCURRED BY OPERATOR WITH REGARD TO ANY OF THE PRECEDING MATTERS.

40. Miscellaneous.

The recitals and preamble to this Agreement are a substantive part hereof and shall be interpreted and given effect as such and are incorporated into this Agreement by this reference.

Captions used herein are for convenience of reference only and shall not be used to interpret this Agreement. If Owner engages an attorney to enforce its rights under this Agreement, then, whether or not suit is filed, Operator shall reimburse Owner, on demand, for the reasonable fees of Owner’s counsel and any costs incurred in connection therewith. If any matter hereunder requires Owner’s consent or approval, then Owner may give, withhold, condition or delay its consent or approval at its sole and absolute discretion.

41. Partial Consent Decree.

Because a portion of the site of the Detention Facility (the “Project Site”) lies within the boundaries of the Tacoma Tideflats Superfund Site, the Project Site is subject to a Partial Consent Decree for DeMinimus Settlement dated May 10, 1991 entered in the United States District Court for the District of Washington to which the United States Environmental Protection Agency (the “EPA”) is a party (the “Partial Consent Decree”). The Owner has joined in the Consent Decree as a “Settling Defendant” for purposes of such Partial Consent Decree. The Operator and the Owner each hereby acknowledges and agrees that the Operator’s possessory interest in the Project Site is subject to the provisions of the Partial Consent Decree relating to access, institutional controls, and due care, and the Owner, as a Settling Defendant, and the United States of America each retain the right to enter the Project Site to enforce the terms of the Partial Consent Decree.

42. Rate Covenant.

              Owner and Operator covenant and agree as follows: if (i) during any Facility Collection Period (as defined in the Indenture) the Trustee receives Facility Revenues (as defined in the Indenture) in an amount less than the Monthly Minimum Amount (as defined in the Indenture) or (ii) during any quarter, the amount of Facility Revenues is less than 1.2 times the amounts required to be disbursed pursuant to clauses First through Seventh of Section 5.04 of the Indenture (the “rate covenant”), the Owner and the Operator will provide to the Insurer and the Trustee within 30 days after the end of any such quarter in which the rave covenant was not met, a written review of Facility Revenues, including a written plant to meet the rate covenant.

43. Continuing Disclosure.

              Operator agrees to perform and comply with all undertakings of the Borrower under the Loan Agreement with respect to continuing disclosure pursuant to Rule 15c2-12 promulgated by the Securities and Exchange Commission.

              IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

Operator: CORRECTIONAL SERVICES CORPORATION

By: /s/ Russell S. Rau
Name: Russell S. Rau
Title: Senior Vice President

Owner: CSC OF TACOMA LLC

By:_______________________________________
Name:____________________________________
Title: Class A Manager

[SIGNATURE PAGE TO USE AGREEMENT]

           IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

Operator: CORRECTIONAL SERVICES CORPORATION

By:_____________________________________
Russell Rau, Senior Vice President

Owner: CSC OF TACOMA LLC

By: /s/ James F. Slattery
James F. Slattery, Class A Manager

[SIGNATURE PAGE TO USE AGREEMENT]